Exhibit 99.1

Press Release

TIDEWATER INC. ● Pan-American Life Center ● 601 Poydras Street, Suite 1500 ● New Orleans, LA 70130 ● Telephone (504) 568-1010 ● Fax (504) 566-4582

TIDEWATER ANNOUNCES CONTINUED LISTING OF NEW SHARES

OF COMMON STOCK AND TRADING UNDER TICKER “TDW” AND

AUTHORIZATION OF NEW LISTING OF SERIES A AND SERIES B WARRANTS

FOLLOWING EMERGENCE FROM CHAPTER 11 REORGANIZATION

NEW ORLEANS, July 27, 2017— Tidewater Inc. (NYSE: TDW) (“Tidewater” or the “Company”) announced today that the Company received approval to list its new common stock with the new CUSIP number 88642R 109 (the “New Common Stock”) on the New York Stock Exchange (the “NYSE”) under the same NYSE ticker symbol “TDW” as the shares of the Company’s existing common stock (the “Existing Stock”).

In addition, the NYSE approved the listing of the Company’s Series A Warrants and Series B Warrants with the CUSIP numbers 88642R 117 and 88642R 125, respectively (together, the “Equity Warrants”), subject to compliance with applicable NYSE listing standards.

The New Common Stock and Equity Warrants will be issued upon Tidewater’s anticipated emergence from chapter 11 proceedings in accordance with the Company’s Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Tidewater and its Affiliated Debtors, as confirmed by a written order entered on July 17, 2017 by the United States Bankruptcy Court for the District of Delaware (the “Plan”). Capitalized terms used but not defined below have the meanings ascribed to them in the Plan.

The Company currently expects that the Plan will take effect on July 31, 2017, with the Company and its debtor affiliates emerging from bankruptcy on that date (the “Effective Date”); however, there is no assurance that the Plan will take effect on that date or at all.

In accordance with the Plan, Tidewater’s stockholders of record at the close of business on the Effective Date will be entitled to receive a combination of New Common Stock, Series A Warrants, and Series B Warrants. All shares of Existing Stock (with the CUSIP number 886423 102) will be cancelled at the close of business on the Effective Date, and shares of New Common Stock, Equity Warrants, and New Creditor Warrants (as described below) will be issued at such time.

Assuming an Effective Date of July 31, 2017, trading in the New Common Stock will commence on August 1, 2017 under the ticker symbol “TDW”, which is the same trading symbol used for the Existing Stock. The Existing Stock will continue to trade under that symbol through the close of trading on the Effective Date.

Because the Company will continue to use the ticker symbol “TDW” after the Effective Date, holders of Existing Stock, brokers, dealers and agents effecting trades in Existing

Stock, and persons who expect to receive New Common Stock or effect trades in New Common Stock, should take note of the anticipated cancellation of the Existing Stock and issuance of New Common Stock, and the two different CUSIP numbers signifying the Existing Stock and the New Common Stock, in trading or taking any other actions in respect of shares of the Company that trade under the “TDW” ticker.

While the New Common Stock will begin trading on the first trading day following the Effective Date, the Company intends to list the Equity Warrants after shares of the New Common Stock have traded for a reasonable period of time to allow for trading prices and volume to stabilize.

Pursuant to the Plan and following the Effective Date, the Company will explore listing the New Creditor Warrants on an exchange, subject to approval by its board of directors and applicable listing requirements.

Pro Forma Equity Ownership Summary

The following summary is based on an equity distribution of 30 million shares of New Common Stock (the “Effective Date Shares”), which is the total number of shares that would be issued under the Plan on the Effective Date but for certain Jones Act limitations on share ownership by Non-U.S. Citizens and unresolved sale/leaseback claims as discussed below.

Subject to the considerations discussed below, pre-petition holders of the Company’s unsecured notes, the lenders under the existing credit agreement, and the lessor parties to certain sale/leaseback agreements (together, the “General Unsecured Creditors” and their claims, the “General Unsecured Claims”) are entitled to receive, among other consideration and in the aggregate, a total of 28.5 million shares of New Common Stock, representing 95% of the Effective Date Shares (the “Creditor Shares”).

However, only 16,889,416 Creditor Shares will be issued on the Effective Date. The balance of the Creditor Shares will be reserved for issuance upon the exercise of New Creditor Warrants. These New Creditor Warrants will either be (a) issued on the Effective Date to certain holders of allowed General Unsecured Claims who are Non-U.S. Citizens (in order to keep the percentage ownership of the New Common Stock by Non-U.S. Citizens at or below 22% as of the Effective Date, as required by the Plan), or (b) reserved for issuance on the Effective Date pursuant to the Plan to settle unresolved sale/leaseback claims as those claims are resolved, with the remaining balance distributed to holders of allowed General Unsecured Claims pro rata. Each New Creditor Warrant issued on the Effective Date will reduce by one share the number of Creditor Shares issued on that date.

Each New Creditor Warrant will be exercisable immediately for one share of New Common Stock at $0.001 (par value), subject to certain restrictions if the effect of such exercise would cause the level of ownership by Non-U.S. Citizens to exceed 24%, as provided in the Company’s articles of incorporation in effect on the Effective Date. The New Creditor Warrants will have a 25-year term.

With respect to holders of Existing Stock as of the Effective Date, the Plan provides that they will receive, in the aggregate, 1.5 million shares of New Common Stock, representing 5% of the Effective Date Shares. This is the equivalent of an approximate 1-for-31.4143 exchange ratio (1 share of New Common Stock for every 31.4143 shares of Existing Stock, subject to rounding).

In addition to their pro rata portion of the Effective Date Shares, holders of Existing Stock will receive, in the aggregate:

•	Series A Warrants to purchase 2,432,432 shares of New Common Stock, or approximately 1.6216 Series A Warrants for each 1 share of New Common Stock they will receive (or 0.0516 Series A Warrants for each 1 share of Existing Stock they own, subject to rounding), with an exercise price of $57.06 per share (subject to adjustment as provided in the Series A Warrant); and

•	Series B Warrants to purchase 2,629,657 shares of New Common Stock, or approximately 1.7531 Series B Warrants for each 1 share of New Common Stock they will receive (or 0.0558 Series B Warrants for each 1 share of Existing Stock they own, subject to rounding), with an exercise price of $62.28 per share (subject to adjustment as provided in the Series B Warrant).

Each Equity Warrant has a term of six years, unless earlier terminated and paid out by their terms upon the consummation of certain business combinations or sale transactions involving the Company. However, if within the 180-day period prior to their expiration, an Equity Warrant holder is prohibited from exercising the warrant because of Jones Act limitations on ownership by Non-U.S. Citizens, the holder may elect to exercise the Equity Warrant for a warrant in form substantially similar to the New Creditor Warrant in lieu of each share of New Common Stock that would have otherwise been issued upon exercise of the Equity Warrant.

All Effective Date Shares will be subject to dilution from the exercise of the Equity Warrants and a management incentive plan (“MIP”), as detailed in the following table:

Pro Forma Ownership Summary

Holder	Effective Date Shares(1)		Total New Common Stock Issued or Reserved for Issuance (Including MIP & Warrants)
	Shares	% of Total	Shares	% of Total
New Common Stock Issued or Issuable to General Unsecured Creditors(2)	28,500,000	95%	28,500,000	74.8%
New Common Stock issued to Holders of Existing Stock	1,500,000	5%	1,500,000	3.9%
New Common Stock subject to Series A Warrants issued to Holders of Existing Stock(3)			2,432,432	6.4%
New Common Stock subject to Series B Warrants issued to Holders of Existing Stock(4)			2,629,657	6.9%
New Common Stock reserved for Issuance under MIP(5)			3,048,877	8%
Total	30,000,000	100%	38,110,966	100%

(1)	Includes any New Creditor Warrants but excludes any New Common Shares reserved for issuance under Equity Warrants and the MIP.
(2)	Consists of (a) 16,889,416 shares of New Common Stock that will be issued to holders of allowed General Unsecured Claims on the Effective Date; (b) 7,751,221 shares of New Common Stock issuable pursuant to New Creditor Warrants issued on the Effective Date; and (c) 3,859,363 shares of New Common Stock reserved for issuance pursuant to New Creditor Warrants, which will be reserved for issuance to holders of unresolved sale/leaseback claims, with such New Creditor Warrants issued as such sale/leaseback claims are resolved, with the residual balance of such New Creditor Warrants distributed pro rata to all holders of allowed General Unsecured Claims.
(3)	The Series A Warrants have a 6-year term and a strike price of $57.06 per share of New Common Stock (subject to adjustment as provided in the Series A Warrant).
(4)	The Series B Warrants have a 6-year term and a strike price of $62.28 per share of New Common Stock (subject to adjustment as provided in the Series B Warrant).
(5)	The Company expects that 1,131,896 of the 3,048,877 shares of New Common Stock reserved for issuance under the MIP will be issuable pursuant to time-based restricted stock units scheduled to be granted to certain officers and key employees within thirty days of the Effective Date. The Company’s board of directors or a committee thereof has discretion to grant other equity- or cash-based awards under the MIP to officers, key employees, directors, and other service providers.

The occurrence of the Effective Date is subject to conditions set forth in the Plan, and the Company can make no assurances as to whether the Effective Date will occur on July 31, 2017, or at all.

Forward-Looking Statements

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements set forth in this press release provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the Company, involve numerous risks and uncertainties that may cause the Company’s actual performance to be materially different from that stated or implied in the forward-looking statement. Among those risks and uncertainties, many of which are beyond the control of the Company, including, without limitation, the ability to satisfy the conditions necessary to declare the Plan effective in the anticipated timeframe; the effects on the market price of the

Company’s common stock and on the Company’s ability to access the capital markets; volatility in worldwide energy demand and oil and gas prices, and continuing depressed levels of oil and gas prices, without a clear indication of if, or when, prices will recover to a level to support renewed offshore exploration activities; consolidation of our customer base; fleet additions by competitors and industry overcapacity; our views with respect to the need for and timing of the replenishment of our asset base, including through acquisitions or vessel construction; changes in capital spending by customers in the energy industry for offshore exploration, field development and production; loss of a major customer; changing customer demands for vessel specifications, which may make some of our older vessels technologically obsolete for certain customer projects or in certain markets; delays and other problems associated with vessel construction and maintenance; uncertainty of global financial market conditions and difficulty in accessing credit or capital; potential difficulty in meeting financial covenants in material debt or other obligations of the Company or in obtaining covenant relief from lenders or other contract parties; acts of terrorism and piracy; integration of acquired businesses and entry into new lines of business; disagreements with our joint venture partners; significant weather conditions; unsettled political conditions, war, civil unrest and governmental actions, such as expropriation or enforcement of customs or other laws that are not well developed or consistently enforced, or requirements that services provided locally be paid in local currency, in each case especially in higher political risk countries where we operate; foreign currency fluctuations; labor changes proposed by international conventions; increased regulatory burdens and oversight; changes in laws governing the taxation of foreign source income; retention of skilled workers; enforcement of laws related to the environment, labor and foreign corrupt practices; and the resolution of pending legal proceedings. Readers should consider all of these risk factors as well as other information contained in this press release.

Tidewater is the leading provider of Offshore Service Vessels (OSVs) to the global energy industry.

INVESTOR CONTACT: Tidewater Inc.

Quinn P. Fanning, Executive Vice President and Chief Financial Officer

713-470-5300

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

MEDIA CONTACT: Jennifer E. Mercer

Epiq Strategic Communications for Tidewater

310-712-6215

SOURCE: Tidewater Inc.